Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Integrated Rail & Resources Inc. of our report dated March 31, 2026, relating to the financial statements of Integrated Rail & Resources Inc. appearing in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding Integrated Rail & Resources Inc.’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, TX

April 7, 2026